EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of October 2, 2016, by and between Grand Design RV, LLC, an Indiana limited liability company (the “Company”), and Donald Clark (the “Executive”).

RECITALS

WHEREAS, Winnebago Industries, Inc. (“Winnebago”) is in the business of manufacturing motor homes, towables and OEM products and related services; and
WHEREAS, Winnebago has entered into a definitive agreement to purchase the equity securities of the Company in accordance with the terms and conditions set forth in that certain Securities Purchase Agreement (“SPA”) and related documents (the “Transaction”); and
WHEREAS, the Company desires to employ Executive as its President and Winnebago desires to employ Executive as its Vice President, if and when the Transaction is consummated; and
WHEREAS, the Executive desires to be employed by the Company as its President and by Winnebago as its Vice President in accordance with the terms and conditions set forth herein; and
WHEREAS, in connection with Executive’s employment with the Company, Executive will have access to confidential, proprietary and trade secret information of the Company and Winnebago, which confidential, proprietary and trade secret information the Company and Winnebago desire to protect from disclosure and unfair competition; and
WHEREAS, contemporaneous with the execution of this Agreement, Winnebago and Executive have entered into a separate Executive Change in Control Agreement, (the “Change in Control Agreement”) which will govern the severance rights of the Executive in the event of a Change in Control of Winnebago as defined in the Change in Control Agreement.
AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, the Company and Executive, intending to be legally bound, agree as follows:

1.
Term of Employment. The Executive’s employment under this Agreement will be conditioned on the consummation of the Transaction and if the Transaction is not consummated, this Agreement and Executive’s employment with the Company under this Agreement shall be null and void ab initio. The Executive’s employment under this Agreement will commence on Closing Date as set forth in the SPA (the “Effective Date”), and will continue until August 31, 2019, unless Executive’s employment is earlier terminated pursuant to Section 8 below (such period being the “Employment Term”).

2.Position and Duties.

(a)Employment with the Company. While Executive is employed by the Company during the Employment Term, Executive shall report to the President and Chief Executive Officer (“CEO”) of Winnebago and shall perform such duties and responsibilities for the Company and its Affiliates (defined below) as the CEO shall assign to him from time to time consistent with his position. Executive’s title during the Employment Term shall be President of the Company and as Vice President of Winnebago. For

purposes of this Agreement, “Affiliate” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, or an unincorporated organization, that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Winnebago and shall include the Company.

(b)Performance of Duties and Responsibilities. Executive shall serve the Company faithfully and to the best of his ability and shall devote his full working time, attention and efforts to the business of the Company and Winnebago during his employment with the Company. Executive will follow and comply with applicable policies and procedures adopted by the Company from time to time, including without limitation policies relating to business ethics, conflict of interest, non-discrimination, confidentiality and protection of trade secrets. Any re-allocation of the incentive bonus percentages among senior management under the MIP (as defined in Section 4(b)) shall be with the consent of the CEO of Winnebago. Executive will not engage in other employment or other material business activity, except as approved in writing by the CEO. Executive hereby represents and confirms that he is under no contractual or legal commitments that would prevent him from fulfilling his duties and responsibilities as set forth in this Agreement. During his employment with the Company, Executive may participate in civic, religious and charitable activities and personal investment activities to a reasonable extent, so long as such activities do not interfere with the performance of his duties and responsibilities hereunder.

3.Entire Agreement. This Agreement and the documents referenced herein contain the entire agreement and understanding of the parties concerning the terms and conditions of the Executive’s employment with the Company, and supersedes, terminates and nullifies all prior commitments, agreements and understandings with respect to such relationship between the parties, including any terms, conditions, plans or programs of the Company in effect prior to the Effective Time, other than any employee benefits that were accrued and vested on the Effective Date and the restrictive covenants of the Executive in connection with the Transaction. Except as set forth in the previous sentence, the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.

4.Compensation.

(a)Base Salary. While Executive is employed by the Company during the Employment Term, the Company shall pay to Executive a base salary at the annual rate of $400,000 (the “Base Salary”), less all legally required and authorized deductions and withholdings, in accordance with the Company’s normal payroll policies and procedures. The Company may not decrease Executive’s base salary during the Employment Term unless such decrease is part of an across-the-board uniformly applied reduction affecting all senior executives of the Company and not disproportionately more to Executive.

(b)Management Incentive Plan. During the period beginning on the Effective Date and ending on August 31, 2019 (the last day of the Company’s 2019 fiscal year), Executive shall be eligible to receive an annual incentive bonus equal to 3% of (i) the pretax net income of the Company and (ii) commencing on the date if the Executive is given responsibility for the towables business of Winnebago other than that of the Company, the pretax net income of the towables business of Winnebago other than that of the Company, as determined by the Company in accordance with the terms of the Company’s Management Incentive Plan (the “MIP”)), as in effect immediately prior to the Closing Date (except as modified in Section 2(b) above) and in accordance with past practices of the Company, which net income shall be determined without reduction for any amounts payable under the MIP, and without giving effect to the expenses of or resulting from the Transaction, and without regard to any impact from purchase accounting adjustments that will be required as a result of the Transaction, and for purposes of computing the bonuses under the MIP, pretax net income shall never be deemed to be less than zero.

(i)Payment of the actual bonus based on the performance of the Company each fiscal quarter shall be paid to Executive in cash following the end of each fiscal quarter and within 30 days after the Company determines the pretax net income. The Company may, in its discretion, conform the quarterly performance period and payment under the MIP to coincide with Winnebago’s fiscal quarters, provided that the terms of the MIP shall be equitably adjusted as to not reduce or enlarge the rights of the Executive under the MIP.

(ii)If applicable, payment of the actual bonus based on the performance of Winnebago’s towables business other than that of the Company shall be paid to Executive in cash each fiscal year within 30 days after Winnebago determines the pretax net income.

(iii)Each bonus payment shall be less all legally required and authorized deductions and withholdings, in accordance with the Company’s normal payroll policies and procedures. In no event shall any such payments be made later than March 15 of the year following the calendar year in which the bonus was earned.

Other than the MIP, during the Employment Term, Executive shall not be eligible for any other cash incentive or stock award for officers or other management employees of Winnebago, including but not limited to the Officers’ Annual Incentive Plan, the Officers’ Long Term Incentive Plan, the Company’s 2014 Omnibus Equity, Performance Award and Incentive Compensation Plan, or any other or similar plan or program, unless otherwise determined in the sole discretion of the Human Resources Committee (the “Committee”) of the Board of Directors (the “Board”) of Winnebago.
(c)Employee Benefits. While Executive is employed by the Company during the Employment Term, except as otherwise provided in this Agreement, Executive shall be entitled to participate in each employee benefit plan and program of the Company for senior executives to the extent that Executive meets the eligibility requirements for such individual plan or program, provided, however, that prior to the first anniversary of the Effective Date, Executive shall be entitled to the employee benefits (other than equity-based arrangements, defined benefit pension plans or retiree welfare benefits) that are either (i) substantially similar in the aggregate to the employee benefits that were provided to employees of the Company immediately prior to the Closing Date or (ii) substantially the same as provided to the Company’s similarly situated executive employees, if greater. Executive may receive other benefits commensurate with Executive’s position as may be approved from time to time by the Committee or the CEO.

(d)Expenses. While Executive is employed by the Company during the Employment Term, the Company shall reimburse Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by him in the performance of his duties and responsibilities hereunder, including without limitation cell phone costs and expenses incurred in connection with the business of the Company, subject to the Company’s normal policies and procedures for expense verification and documentation.

(e)Change in Control Agreement. The Executive and Winnebago shall, effective as of the Effective Date, enter into the Executive Change in Control Agreement under terms consistent with senior executive officers of Winnebago, as set forth in Exhibit A, attached hereto.

5.Confidential Information.

(a)Definition of Confidential Information. Except as expressly permitted by the CEO in writing, Executive shall at all times keep confidential and not disclose, divulge, furnish or make accessible to anyone or use in any way other than in the ordinary course of the business of the Company, any confidential, proprietary, nonpublic or secret knowledge or information of the Company or any of its Affiliates that Executive acquires during his employment with the Company, whether developed by himself or by others, concerning (i) any trade secrets, (ii) any confidential, proprietary, nonpublic or secret design, process, formula, plan, model, specifications, device or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company or any of its Affiliates, (iii) any customer or supplier list of the Company or any of its Affiliates, or any requirements, specifications or other confidential information about or received from any customer or supplier, (iv) any confidential, proprietary, nonpublic or secret development or research work of the Company or any of its Affiliates, (v) any strategic or other business, marketing or sales plan of the Company or any of its Affiliates, (vi) any financial data or plan respecting the Company or any of its Affiliates, or (vii) any other confidential, nonpublic or proprietary information or secret aspects of the business of the Company or any of its Affiliates, including any such information of Winnebago acquired by the Executive in and after the Transaction (“Confidential Information”).

(b)Acknowledgement. Executive acknowledges that the above described Confidential Information constitutes a unique and valuable asset of the Company and its Affiliates and represents a substantial investment of time and expense by the Company and its Affiliates, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and may cause irreparable harm to the Company and its Affiliates. The parties acknowledge and agree that Executive’s obligations under this Agreement to maintain the confidentiality of the Company’s Confidential Information are in addition to any obligations of Executive under applicable statutory or common law.

(c)Exceptions. The foregoing obligations of confidentiality shall not apply to any Confidential Information to the extent that it (i) is now or subsequently becomes generally publicly known or generally known in the industry in which the Company operates, (ii) is independently made available to Executive in good faith by a third party who Executive reasonably believes has not violated an obligation of confidentiality to the Company or any of its Affiliates, (iii) is required to be disclosed by legal process, or (iv) is made (A) in confidence and in good faith to a Federal, State, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law, or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing contained in the preceding sentence shall be interpreted to legitimize any disclosure of Confidential Information by Executive that occurs outside of any of the events described in items (i) through (iv) of the preceding sentence.

6.Ventures. If, during Executive’s employment with the Company, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company (or any of its Affiliates) and a third party or parties, all rights in such project, program or venture shall belong to the Company. Except as approved in writing by the CEO, Executive shall not be entitled to any interest in any such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith, other than the compensation to be paid to Executive by the Company as provided herein. Executive shall have no interest, direct or indirect, in any customer or supplier that conducts business with the Company (or any of its Affiliates), unless such interest has been disclosed in writing to and approved by the CEO before such customer or supplier seeks to do business with the Company (or any of its Affiliates). Ownership by Executive, as a passive investment, of less than 1.0% of the outstanding shares of capital stock of any corporation traded on a national securities exchange or publicly traded in the over‑the‑counter market shall not constitute a breach of this Section 6.

7.Patents, Copyrights and Related Matters.

(a)Disclosure and Assignment. Executive shall promptly disclose to the Company any and all improvements, discoveries, processes, know-how, trade-secrets and inventions that Executive may conceive and/or reduce to practice individually or jointly or commonly with others (“Discoveries”) while he is employed with the Company or any of its Affiliates. Executive agrees to assign and does hereby immediately assign, transfer and set over to the Company his entire right, title and interest in and to any and all Discoveries, and in and to any and all intellectual property rights thereto. Executive agrees to execute all instruments deemed reasonably necessary by the Company to protect and perfect rights in and to the Discoveries. This Section 7(a) shall not apply to any invention for which no equipment, supplies, facilities, Confidential Information, or other trade secret information of the Company was used and that was developed entirely on Executive’s own time, and (i) that does not relate (A) directly to the business of the Company, or (B) to the Company’s actual or demonstrably anticipated research or development, or (ii) that does not result from any work performed by Executive for the Company.

(b)Copyrightable Material. Executive hereby agrees to assign and does assign to the Company all right, title and interest in all copyrightable material (including intellectual property rights therein) that Executive conceives or originates individually or jointly or commonly with others, and that arise during the Employment Term with the Company or any of its Affiliates and out of the performance of his duties and responsibilities under this Agreement. Executive shall execute any and all papers and perform all other acts reasonably necessary to assist the Company to obtain and register copyrights on such materials. Where applicable, works of authorship created by Executive for the Company in performing his duties and responsibilities hereunder shall be considered “works made for hire,” as defined in the U.S. Copyright Act.

8.Termination of Employment.

(a)During the Employment Term, the Executive’s employment with the Company shall terminate upon:

i.the date specified in written notice from the Company to Executive notifying him of the termination of his employment for any reason, provided that if Executive’s employment is terminated by the Company without Cause (defined below), then the Company shall provide Executive at least thirty days’ notice of termination or pay in lieu of notice;

ii.Executive providing to the Company not less than sixty nor more than ninety days’ prior written notice of his resignation of employment, including for Good Reason (defined below), effective at the end of such period, provided that the Company may in its sole discretion elect to relieve Executive from his duties and place him on paid leave during all or any portion of the notice period; or

iii.Executive’s death or Disability (defined below).

(b)The date upon which Executive’s termination of employment with the Company is effective is the “Termination Date.”

9.Payments upon Termination of Employment.

(a)If Executive’s employment with the Company is terminated by the Company without Cause during the Employment Term or by the Executive for Good Reason, then, subject to Section 9(g) and (h) below, and in addition to his Base Salary and any accrued but unused vacation or PTO earned through the Termination Date:

(i)the Company shall pay to Executive severance pay at the rate of his Base Salary for a period of twelve (12) consecutive months after the Termination Date, less all legally required and authorized deductions and withholdings, on each regular payroll date beginning with the first payroll date occuring more than 60 days after the Termination Date (including any installment that would otherwise have been paid during regular payroll dates during the 60 day period after the Termination Date) and otherwise in accordance with the Company’s normal payroll policies and procedures, subject to the condition set forth below in this Section 9(a); and

(ii)the Company shall pay to Executive in cash, less all legally required and authorized deductions and withholdings, any earned but unpaid incentive bonus under the MIP for the fiscal year preceding the fiscal year in which the Termination Date occurs plus the incentive bonus under the MIP as provided in Section 4(b) through the fiscal quarter in which the Termination Date occurs based upon the Company’s performance and, if applicable, Winnebago’s towables unit performance other than the Company through that quarter as determined under the MIP, within 30 days after the Company determines whether the performance criteria for such bonus have been met, subject to the condition set forth below in this Section 9(a).

Any amount payable to Executive as severance pay under Section 9(a) shall be paid to Executive by the Company in accordance with the Company’s regular payroll cycle, commencing on the first regular payroll date of the Company that occurs more than 60 days after the Termination Date (and including any installment that would have otherwise been paid on regular payroll dates during the period of 60 days following the Termination Date), provided the conditions specified in Section 9(g) have been satisfied.
(b)If Executive’s employment with the Company is terminated by the Company for Cause or for any reason not covered by Sections 9(a), then the Company shall pay to Executive only his Base Salary and any accrued but unused vacation or PTO earned through the Termination Date.

(c)“Cause” hereunder shall mean:

(i)indictment or conviction of, or a plea of nolo contendere to, (A) any felony (other than any felony arising out of negligence), or any misdemeanor involving moral turpitude with respect to the Company, or (B) any crime or offense involving dishonesty with respect to the Company;

(ii)theft or embezzlement of Company property or commission of similar acts involving dishonesty or moral turpitude;

(iii)repeated material negligence in the performance of Executive’s duties;

(iv)knowing engagement in conduct that is materially injurious to the Company;

(v)knowing failure, for Executive’s own benefit, to comply with the covenants contained in Sections 5, 6, 7 or 10 of this Agreement; or

(vi)knowingly providing materially misleading information concerning the Company to the Company’s CEO or the Board, any governmental body or regulatory agency or to any lender or other financing source or proposed financing source of the Company, provided, Executive’s employment shall not be terminated for Cause pursuant to Section 9(c)(iii) unless Executive has been provided written notice from the CEO setting forth the reason or reasons constituting Cause and Executive has failed to cure the basis on which the CEO is considering terminating his employment within 30 days of the notice, except that no notice need be provided to the extent that the act or omission is not curable.
(d)“Disability” hereunder shall mean the inability of Executive to perform on a full-time basis the duties and responsibilities of his employment with the Company by reason of his illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 120 days or more during any 180-day period. A period of inability shall be “uninterrupted” unless and until Executive returns to full-time work for a continuous period of at least thirty days.

(e)“Good Reason” hereunder shall mean any of the following “Events” (without the Executive’s express written consent):

(i)the assignment to the Employee by the Company of duties inconsistent with the Employee’s position, duties, responsibilities and status with the Company and Winnebago, or a change in the Employee’s titles or offices, or any removal of the Employee from any of such positions, except in connection with the termination of his employment for disability, retirement or Cause or as a result of the Employee’s death or by the Employee other than for Good Reason;

(ii)a reduction by the Company in the Employee’s Base Salary as in effect on the date hereof or as the same may be increased from time to time during the term of this Agreement;

(iii)any failure by the Company to continue in effect the MIP or the taking of any action by the Company which would adversely affect the Employee’s participation in the MIP or materially reduce the Employee’s benefits under the MIP;

(iv)the Employee’s relocation to any place more than 35 miles from Elkhart, Indiana, except for required travel by the Employee on the Company’s business to an extent substantially consistent with the Employee’s business travel obligations prior to the Transaction;

(v)any material breach by the Company of any provision of this Agreement; or

(vi)any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company as provided in Section 14(h).

Executive must notify Company in writing of any Event that constitutes Good Reason hereunder within thirty days following Executive’s initial knowledge of the existence of such Event or such Event shall not constitute Good Reason under this Agreement. Executive must provide prior written notification in accordance with Section 8 of his intention to terminate his employment for Good Reason and the Termination Date and Company shall have thirty days from the date of receipt of such notice to effect a cure of the condition constituting Good Reason, and, upon cure thereof by the Company, such event shall no longer constitute Good Reason.
(f)In the event of termination of Executive’s employment, except as provided in Section 9(g), the sole obligation of the Company shall be its obligation to make the payments called for by Section 9(a) or (b) hereof, as the case may be, and the Company shall have no other obligation to Executive or to his beneficiary or his estate, except for compensation earned for services performed through the Termination Date or as otherwise provided by law, under the terms of any other applicable agreement between Executive and the Company or under the terms of any employee benefit plans or programs then maintained by the Company in which Executive participates.

(g)Notwithstanding the foregoing provisions of this Section 9, the Company will not be obligated to make any payments to or on behalf of Executive under Section 9(a), as applicable, unless (i) Executive signs a release of claims in favor of the Company in a form as prepared by the Company (the “Release”) and delivered to Executive no later than five business days after the Termination Date, (ii) all applicable consideration periods and rescission periods provided by law with respect to the Release have expired without Executive rescinding the Release, and (iii) Executive is in strict compliance with the terms of this Agreement as of the dates of the payments. The cessation of these payments will be in addition to, and not as an alternative to, any other remedies at law or in equity available to the Company, including without limitation the right to seek specific performance or an injunction.

(h)The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the Termination Date, or otherwise.

(i)The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Employee’s existing rights, or rights which would accrue solely as a result of the passage of time, under any Incentive Plans, employment agreements or other contract, plan or arrangement.

(j)In the event of a “Change in Control” of the Company, as defined in the Executive Change in Control Agreement, the terms in that agreement shall replace and supersede the provisions of this Section 9, and shall be the exclusive remedy of the Executive after a Change in Control.

10.Non-Competition/Non-Solicitation. Executive acknowledges that the Company has spent significant time, effort and resources protecting its Confidential Information, including its trade secrets, customer goodwill, and employee, supplier, and vendor relationships. Executive has had access to the Company’s Confidential Information, and has significant control and influence over the Company’s customers, suppliers, vendors and employees, and he will continue to do so under this Agreement. In order to protect the Company’s Confidential Information, trade secrets, customer goodwill and the stability of the Company’s workforce, and other legitimate business interests, the Executive agrees to the covenants set forth in subsections (a), (b) and (c) beginning on the Effective Date and ending on the later of: (i) the period up to the fifth anniversary of the Closing Date or (ii) the period of one (1) year following the Termination Date (the “Restriction Period”).

(a)Non-Competition. During the Restriction Period, Executive shall not, either directly or indirectly in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise, perform services for or have any interest in any Competitive Business in the Territory. “Competitive Business” means any person, entity or business operation (other than the Company) that engages in any other business that is competitive with the then-current businesses of the Company or with any business or market the Company is actively preparing to enter as of the date of termination of Executive’s employment. Executive acknowledges that the Company conducts its business throughout the United States and internationally, and, therefore, that the term “Territory” as used herein shall be worldwide. Ownership by Executive, as a passive investment, of less than 1.0% of the outstanding shares of capital stock of any corporation traded on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 10(a).

(b)Non-Solicitation of Customers and Suppliers. During the Restriction Period, Executive shall not, either directly or indirectly on behalf of himself or any third party (i) call on or solicit any customers for the purpose of marketing or selling any products or services competitive with the business of the Company, or for the purpose of diverting any business away from the Company; (ii) persuade or attempt to persuade, or induce or attempt to induce, any actual or prospective customer, client, vendor, service provider, supplier, contractor or any other person having business dealings with the Company to cease doing business or otherwise transacting business with the Company or to reduce the amount of business it conducts or will conduct with the Company; (iii) call on or solicit any suppliers of the Company; or (iv) otherwise disrupt, damage or interfere in any manner with the relationship between the Company and its actual or prospective customers, clients, vendors, service providers, or suppliers. Executive acknowledges that the Company has invested material time and resources in the identification and qualification of its customers and/or suppliers and that the identity, nature and details of its relationships with customers and/or suppliers are unique and proprietary.

(c)Non-Solicitation of Employees. During the Restriction Period, Executive shall not, either directly or indirectly on behalf of himself or any third party, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise, hire, engage, recruit, solicit, or otherwise interfere with the employment or retention of any person who is then an employee or independent contractor of the Company or any of its Affiliates or who was an employee or independent contractor of the Company or any of its Affiliates as of the Termination Date. Anonymous job postings in a general publication or website to which an employee responds shall not violate this Section 10(c).

(d)Reasonableness of Covenants. The Executive agrees that the scope and duration of Section 10 are reasonable and necessary to protect the Company’s legitimate business interests. If, at any time, any term or provision contained in Section 10 is finally adjudicated by a court or arbitrator of competent jurisdiction as invalid or unenforceable, the parties hereby agree that the court or arbitrator making this determination will have the power to reform the scope and/or duration of the term or provision to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable which comes closest to expressing the intention of the invalid or unenforceable term or provision; and that such reformation will not impact the other provisions of this Agreement and will be enforceable as so modified.

(e)Effect of Restrictive Covenants. The terms and conditions set forth in this Section 10 shall be independent of any other restrictive covenants in favor of the Company and its Affiliates to which the Executive is subject, including but not limited to any restrictive covenants in connection with the Transaction, and the Company and its Affiliates shall have the right to enforce the covenants in this Agreement and any other such covenants as it deems appropriate. Any waiver or failure to enforce the provisions of the covenants in this Agreement shall not constitute a waiver of any similar covenant under any other agreement, and vice versa.

11.Non-Disparagement. During the Employment Term and thereafter during the Restriction Period, to the fullest extent permitted by law, the Executive shall not make any statement that is disparaging or reflects negatively upon the Company or its Affiliates, or any of their officers, directors or employees, to, or that is likely to come to the attention of, (a) any customer, vendor, supplier, distributor or other trade related business relation of the Company or any of its Affiliates, (b) any employee of the Company or its Affiliates, or (c) any member of the media. Nothing herein shall prevent the Executive from responding truthfully to any inquiry from a governmental entity, engaging in any protected activities and/or from communicating with the CEO and/or those employees with a need to know about personnel issues involving Company officers, directors and/or employees.

12.Other Post-Termination Obligations.

(a)Resignation From Positions. Unless otherwise requested by the CEO in writing, upon Executive’s termination of employment with the Company for any reason Executive shall automatically resign as of the Termination Date as President of the Company and Vice President of Winnebago, and from all titles, positions and appointments Executive then holds with the Company and any and all Affiliates, whether as an officer, director, trustee, fiduciary or employee (without any claim for compensation related thereto), and Executive hereby agrees to take all actions necessary to effectuate such resignations.

(b)Return of Property. Upon termination of his employment with the Company, or at such earlier time requested by the Company, Executive shall promptly deliver to the Company any and all Company records and any and all Company property in his possession or under his control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer storage devices, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company or any of its Affiliates, and all copies thereof, and keys, vehicles, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company or any of its Affiliates. Executive’s retention of information and materials related to his personal compensation and benefits, which will not violate this subsection.

(c)Cooperation. Following termination of Executive’s employment with the Company for any reason, Executive will, upon reasonable request of the Company or its designee and provided the Company is not in material breach of any provision of this Agreement, respond to inquiries and cooperate with the Company in connection with the transition of his duties and responsibilities for the Company for up to six months following the Termination Date; and be reasonably available at mutually convenient times, with or without subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities in connection with any litigation or investigation, with respect to matters that Executive then has or may have knowledge of by virtue of his employment by or service to the Company or any of its Affiliates. In connection with such cooperation requested by the Company, the Company shall reimburse Executive for reasonable out-of-pocket costs incurred as a result of his compliance with his obligations, and, with respect to such cooperation provided by Executive during any period for which he is not receiving payments under Section 9(a)(i), the Company shall compensate Executive at a daily rate comparable to his regular base salary rate in effect as of the Termination Date. The Company will endeavor to schedule such activities taking into account other obligations Executive may have and so as not to materially interfere with Executive’s then-current employment or other business activities.

13.Remedies. Executive acknowledges that it would be difficult to fully compensate the Company for monetary damages resulting from any breach by him of the provisions of Sections 5, 6, 7, 10 or 11 hereof. Accordingly, in the event of any actual or threatened breach of any such provisions, the Company shall, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages.

14.Miscellaneous.

(a)Taxes. The Company will deduct or withhold from any payment made or benefit provided hereunder all federal, state and local taxes which the Company is required or authorized by law to deduct or withhold therefrom or otherwise collect in connection with the wages and benefits provided in connection with the Executive’s employment with the Company. This Agreement and the payments and benefits provided hereunder are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code and the regulations and guidance thereunder (“Section 409A”) to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. Notwithstanding anything in this Agreement to the contrary, this Agreement and the payments and benefits provided hereunder shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, if and to the extent any payment or benefit constitutes “nonqualified deferred compensation” subject to Section 409A:

(i)each such payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments; and

(ii)no such payment or benefit required to be paid under this Agreement on account of a termination of Executive’s employment shall be made unless and until Executive incurs a “separation from service” within the meaning of Section 409A; and.

(iii)if Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), then to the extent necessary to avoid subjecting Executive to the imposition of any additional tax under Section 409A with respect to such payment or benefits, amounts that would otherwise be payable under this Agreement during the six-month period immediately following a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) shall not be paid during such period, but shall instead be accumulated and paid in a lump sum on the first business day following the earlier of (A) the date that is six months after the separation from service or (B) Executive’s death.

(b)Jurisdiction and Venue. Executive and the Company consent to jurisdiction of the courts of the State of Iowa and/or the federal district courts of the District of Iowa for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement. Any action involving claims for interpretation, breach or enforcement of this Agreement shall be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Iowa and hereby waives any defense of lack of personal jurisdiction or inconvenient forum.

(c)Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Iowa without giving effect to any choice or conflict of law provision or rule, whether of the State of Iowa or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Iowa.

(d)Entire Agreement; Amendments. This Agreement and the Change in Control Agreement contain the entire agreement of the parties with respect to their subject matter. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

(e)No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(f)Legal Fees. The Company shall pay all legal fees and expenses which the Executive may incur as a result of the Company’s contesting the validity or enforceability of the Executive’s rights under this Agreement.

(g)Assignment. Neither party may assign or delegate any of its rights or obligations under this Agreement, except that the Company may, without the consent of the Executive, assign or delegate any of its rights or obligations under this Agreement to (i) any corporation or other business entity with which the Company may merge or consolidate, (ii) any corporation or other business entity to which the Company may sell or transfer all or substantially all of its assets or capital stock or equity. After any such assignment or delegation by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the “Company” for purposes of all terms and conditions of this Agreement, including this Section 14.

(h)Successors. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) of all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

(i)Counterparts. This Agreement may be executed in two counterparts and delivered by facsimile or other means of electronic communication, each of which shall be deemed an original but both of which shall constitute but one instrument.

(j)Notices. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to the other party on the date delivered when delivered personally, one business day following the date when sent by nationally recognized overnight delivery service for next business day delivery, or three business days following the date of postmark if sent by first-class U.S. registered or certified mail, postage prepaid and return receipt requested, provided in each case such notice is properly addressed to the applicable addresses set forth below (or such other address as such party may indicate in writing to the other party pursuant to this Section 14(h)):

If to the Company:

Winnebago Industries, Inc.
P. O. Box 152
Forest City, IA 50436
Attention: General Counsel

If to the Executive:

At the last known address in the personnel records of the Company.

(k)Severability. To the extent that any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted here from and the remainder of such provision and this Agreement shall be unaffected and shall continue in full force and effect.

(l)Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date set forth below:

GRAND DESIGN RV, LLC

/s/ Donald Clark
By:	Donald Clark
Its:	President

EXECUTIVE

/s/ Donald Clark
Donald Clark

EXHIBIT A

EXECUTIVE CHANGE OF CONTROL AGREEMENT

This EXECUTIVE CHANGE OF CONTROL AGREEMENT is made as of October 2, 2016, by and between WINNEBAGO INDUSTRIES, INC., an Iowa corporation (the "Company"), and Donald Clark (the "Executive").

RECITALS:

WHEREAS, the Executive is a senior executive and officer of the Company and has made and is expected to continue to make major contributions to the profitability, growth and financial strength of the Company;

WHEREAS, the Company recognizes that, as is the case for most publicly held companies, the possibility of a Change of Control (as hereafter defined) exists;

WHEREAS, it is in the best interests of the Company, considering the past and future services of the Executive, to improve the security and climate for objective decision making by providing for the personal security of the Executive upon a Change of Control.

NOW, THEREFORE, in consideration of the foregoing premises and the past and future services rendered and to be rendered by the Executive to the Company and of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

AGREEMENT:

1. Continued Service by Executive. In the event a person or entity, in order to effect a Change of Control, commences a tender or exchange offer, circulates a proxy to shareholders or takes other steps, the Executive agrees that the Executive will not voluntarily leave the employ of the Company, and will render faithful services to the Company consistent with Executive’s position and responsibilities, until the person or entity has abandoned or terminated its efforts to effect such Change of Control or until such Change of Control has occurred.

2. Change of Control. For purposes of this Agreement, the term “Change of Control” means the time when (i) any Person becomes an Acquiring Person, or (ii) individuals who shall qualify as Continuing Directors of the Company shall have ceased for any reason to constitute at least a majority of the Board of Directors of the Company; provided however, that in the case of either clause (i) or (ii) a Change of Control shall not be deemed to have occurred if the event shall have been approved prior to the occurrence thereof by a majority of the Continuing Directors who shall then be members of such Board of Directors, and in the case of clause (i) a Change of Control shall not be deemed to have occurred upon the acquisition of stock of the Company by a pension, profit-sharing, stock bonus, employee stock ownership plan or other retirement plan intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, established by the Company or any subsidiary of the Company. (In addition, stock held by such a plan shall not be treated as outstanding in determining ownership percentages for purposes of this definition.)

For the purpose of the foregoing definition of “Change of Control”, the capitalized terms shall have the following meanings:

(a)
“Continuing Director” means (i) any member of the Board of Directors of the Company, while such person as a member of the Board, who is not an Affiliate or Associate of any Acquiring Person or of any such Acquiring Person’s Affiliate or Associate and was a member of the Board prior to the time when such Acquiring Person shall have become an Acquiring Person, and (ii) any successor of a Continuing Director, while such successor is a member of the Board, who is not an Acquiring Person or any Affiliate or Associate of any Acquiring Person or a representative or nominee of an Acquiring Person or of any affiliate or associate of such Acquiring Person and is recommended or elected to succeed the Continuing Director by a majority of the Continuing Directors.

(b)
“Acquiring Person” means any Person or any individual or group of Affiliates or Associates of such Person who acquires beneficial ownership, directly or indirectly, of 20% or more of the outstanding stock of the Company if such acquisition occurs in whole or in part following date of that person’s agreement.

(c)	“Affiliate” means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

(d)
“Associate” means (1) any corporate, partnership, limited liability company, entity or organization (other than the Company or a majority-owned subsidiary of the Company) of which such a Person is an officer, director, member, or partner or is, directly or indirectly the beneficial owner of ten percent (10%) or more of the class of equity securities, (2) any trust or fund in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, (3) any relative or spouse of such person, or any relative of such spouse, or (4) any investment company for which such person or any Affiliate of such person serves as investment advisor.

(e)    “Person” means an individual, corporation, limited liability company, partnership, association, joint stock company, trust, unincorporated organization or government or political subdivision thereof.

3.    Termination Following a Change of Control. If a change of Control shall have occurred while the Executive is still an employee of the Company, and if the Executive’s employment with the Company is terminated, within three years following such Change of Control, then the Executive shall be entitled to the compensation and benefits provided in Section 4, unless such termination is a result of: (a) the Executive’s death; (b) the Executive’s Disability (as defined in Section 3(a) below); (c) the Executive’s Retirement (as defined in Section 3(b) below); (d) the Executive’s termination by the Company for Cause (as defined in Section 3(c) below); or (e) the Executive’s decision to terminate employment other than for Good Reason (as defined in Section 3(d) below).

(a) Disability. If, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his duties with the Company on a full-time basis for six months and within 30 days after written notice of termination is thereafter given by the Company the Executive shall not have returned to the full-time performance of the Executive’s duties, the Company may terminate the Executive for “Disability.”

(b) Retirement. The term “Retirement” as used in this Agreement shall mean termination by the Company or the Executive of the Executive’s employment based on the Executive having attained the age of 65 or such other age as shall have been fixed in any arrangement established with the Executive’s consent with respect to the Executive.

(c) Cause. The Company may terminate the Executive’s employment for Cause. For purposes of this Agreement only, the Company shall have “Cause” to terminate the Executive’s employment hereunder only on the basis of (i) fraud, misappropriation or embezzlement on the part of the Executive; or (ii) intentional misconduct or gross negligence on the part of the Executive which has resulted in material harm to the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the company’s Board of Directors at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth in the second sentence of this Section 3(c) and specifying the particulars thereof in detail. Nothing herein shall limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination.

(d) Good Reason. The Executive may terminate the Executive’s employment for Good Reason at any time during the term of this Agreement. For purposes of this Agreement “Good Reason” shall mean any of the following (without the Executive’s express written consent):

(i) the assignment to the Executive by the Company of duties inconsistent with the Executive’s position, duties, responsibilities and status with the Company immediately prior to a Change in Control of the Company, or a change in the Executive’s titles or offices as in effect immediately prior to a Change in Control of the Company, or any removal of the Executive from or any failure to re-elect the Executive to any of such positions, except in connection with the termination of his employment for Disability, Retirement or Cause or as a result of the Executive’s death or by the Executive other than for good Reason;

(ii) a reduction by the Company in the Executive’s base salary as in effect on the date hereof or as the same may be increased from time to time during the term of this Agreement or the Company’s failure to increase (within 12 months of the Executive’s last increase in base salary) the Executive’s base salary after a Change in Control of the Company in an amount which at least equals, on a percentage basis, the average percentage increase in base salary for all officers of the company effected in the preceding 12 months.

(iii) any failure by the Company to continue in effect any benefit plan or arrangement (including, without limitation, the Company’s 401(K) plan, nonqualified deferred compensation plan, profit sharing plan, group life insurance plan, and medical, dental, accident and disability plans) in which the Executive is participating at the time of a Change of Control (or any other plans providing the Executive with substantially similar benefits) (hereinafter referred to as “Benefit Plans”), or the taking of any action by the Company which would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any such Benefit Plan or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of a Change in Control of the Company;

(iv) any failure by the Company to continue in effect any incentive plan or arrangement (including, without limitation, the Company’s Officers Incentive Compensation Plan, Officers Long-Term Incentive Plan, bonus and contingent bonus arrangements and credits and the right to receive performance awards and similar incentive compensation benefits) in which the Executive is participating at the time of a Change of Control (or any other plans or arrangements providing him with substantially similar benefits) (hereinafter referred to as “Incentive Plans”) or the taking of any action by the Company which would adversely affect the Executive’s participation in any such Incentive Plan or materially reduce the Executive’s benefits under any such Incentive Plan by reducing such benefits, when expressed as a percentage of his base salary, by more than 10 percentage points in any fiscal year as compared to the immediately preceding fiscal year;

(v) any failure by the Company to continue in effect any plan or arrangement to receive securities of the Company in which the Executive is participating at the time of a Change of Control (or plans or arrangements providing him with substantially similar benefits) (hereinafter referred to as “Securities Plans”) or the taking of any action by the Company which would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any such Securities Plan;

(vi) a relocation of the Company’s principal executive offices to a location outside of Forest City, Iowa, or the Executive’s relocation to any place other than the location at which the Executive performed the Executive’s duties prior to a Change in Control of the Company, except for required travel by the Executive on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations at the time of a Change in Control of the Company;

(vii) any failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled at the time of a Change in Control of the Company;

(viii) any material breach by the Company of any provision of this Agreement;

(ix) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company; or

(x) any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3(e) below.

(e) Notice of Termination. Any termination by the Company pursuant to Section 3(a), (b) or (c) shall be communicated by a Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate those specific termination provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provisions so indicated. For purposes of this Agreement, no such purported termination by the Company shall be effective without such Notice of Termination.

(f) Date of Termination. “Date of Termination” shall mean (a) if this Agreement is terminated by the Company for Disability, 30 days after Notice of Termination is given to the Executive (provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-

time basis during such 30-day period) or (b) if the Executive’s employment is terminated by the Company for any other reason, the date on which a Notice of Termination is given; provided that if within 30 days after any Notice of Termination is given to the Executive by the Company the Executive notified the Company that a dispute exists concerning the termination, the Date of Termination shall be the date the dispute is finally determined, whether by mutual agreement by the parties or upon final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

4. Severance Compensation upon Termination of Employment. If the Company shall terminate the Executive’s employment other than pursuant to Section 3(a), (b), or (c) or if the Executive shall terminate his employment for Good Reason, then the Company shall pay to the Executive as severance pay in a lump sum, in cash, on the fifth day following the Date of Termination, an amount equal to three (3) times the average of the aggregate annual compensation paid to the Executive during the three (3) fiscal years of the Company immediately preceding the Change of Control by the Company subject to United States income taxes (or, such fewer number of fiscal years if the Executive has not been employed by the Company during each of the preceding three (3) fiscal years).

5. Excise Tax - Payment Limitation.

Notwithstanding anything in this Agreement or any written or unwritten policy of the Company to the contrary, (i) if it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, any other agreement between the Company and the Executive or otherwise (a "Payment"), would be subject to the excise tax imposed by section 4999 of the Internal Revenue Code of 1986, as amended, (the "Code") or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), or (ii) if the Executive shall otherwise become obligated to pay the Excise Tax in respect of a Payment, then an analysis shall be conducted to determine if the amount payable pursuant to this Agreement, in combination with any other payments, when taking into consideration the payment of the Excise Tax, exceeds the amount that would otherwise be payable if the Excise Tax was not applicable. If after the analysis the net amount received by the Executive after deducting the Excise Tax is greater than the maximum amount payable that would avoid the imposition of the Excise Tax, then the Company shall pay to the Executive the amount called for in this Agreement. However, if the net amount received by the Executive after paying the Excise Tax would be less than the amount if the payment did not exceed an amount that would subject it to the Excise Tax, the lower amount shall be paid. The intent of this provision is to insure that the Executive, regardless of the Excise Tax, receives the largest net payment possible. The parties acknowledge that the Executive is solely responsible for the payment of any Excise Tax that is assessed based upon a payment made pursuant to this Agreement or any other payment made by the Company pursuant to any other plan or obligation.

6. No Obligation To Mitigate Damages; No Effect on Other Contractual Rights.

(a) The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise.

(b) The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive’s existing rights, or rights which would accrue solely as a result of the passage of time, under any Benefit Plan, Incentive Plan or Securities Plan, employment agreements or other contract, plan or arrangement.

7. Successor to the Company.

(a) The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) of all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall entitle the Executive to terminate the Executive’s employment for Good Reason. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 7 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If the Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

8. No Guaranty of Employment. Nothing in this Agreement shall be deemed to entitle the Executive to continued employment with the Company prior to a Change of Control, and the rights of the Company to terminate the employment of the Executive, prior to a Change of Control, shall continue as fully as if this Agreement were not in effect.

9. Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt registered, postage prepaid, as follows:

If to the Company:

Winnebago Industries, Inc.
Attn: Chairman of the Board
605 W. Crystal Lake Road
P.O. Box 152
Forest City, Iowa 50436

If to the Executive:

At the most recent address on file with Human Resources or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa.

11. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13. Legal Fees and Expenses. The Company shall pay all legal fees and expenses which the Executive may incur as a result of the Company’s contesting the validity, enforceability or the Executive’s interpretation of, or determinations under, this Agreement.

14. Confidentiality. The Executive shall retain in confidence any and all confidential information known to the Executive concerning the Company and its business so long as such information is not otherwise publicly disclosed.

15. Section 409A. This Agreement is intended to satisfy the short-term deferral exception to Internal Revenue code Section 409A and the regulations thereunder. This Agreement shall be administered accordingly; and if necessary, amended to ensure satisfaction of the short-term deferral exception.

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IN WITNESS WHEREOF, the parties have executed this agreement on the date set out above.

COMPANY:

WINNEBAGO INDUSTRIES, INC.

By:	/s/ Michael J. Happe
Michael J. Happe
Chief Executive Officer

EXECUTIVE:

/s/ Donald Clark
Donald Clark